EXHIBIT 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

SMART GLOBAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	1,218,410	$24.73	$30,131,279.30	0.0000927	$2,793.17
Equity(4)	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	600,000	$24.73	$14,838,000.00	0.0000927	$1,375.48
Equity(5)	Ordinary shares, $0.03 par value per share	Rules 457(c) and 457(h)	118,802	$24.73	$2,937,973.46	0.0000927	$272.35

Total Offering Amounts							$4,441.00
Total Fee Offsets							$—
Net Fee Due							$4,441.00

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s ordinary shares, $0.03 par value per share, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s ordinary shares on April 4, 2022 as reported on the Nasdaq Global Select Market.

(3)	Represents ordinary shares that were automatically added to the shares authorized for issuance under the Registrant’s Amended and Restated 2017 Share Incentive Plan, as amended (the “2017 Plan”), on September 1, 2021 pursuant to an “evergreen” provision contained in the 2017 Plan. Pursuant to such provision, the number of ordinary shares reserved for issuance under the 2017 Plan automatically increases on September 1 of each year, starting on September 1, 2017 and continuing through September 1, 2026 by an amount equal to the lesser of (i) 3,000,000 ordinary shares, (ii) 2.5% of the number of ordinary shares outstanding on such date, or (iii) an amount determined by the Registrant’s board of directors. Accordingly, the number of ordinary available for issuance under the 2017 Plan was automatically increased by 1,218,410 ordinary shares effective September 1, 2021, which is equal to 2.5% of the total number of ordinary shares outstanding as of September 1, 2021.
(4)	Represents ordinary shares that were automatically added to the shares authorized for issuance under the Registrant’s Employee Share Purchase Plan (the “ESPP”) on September 1, 2021 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of ordinary shares reserved for issuance under the ESPP automatically increases on September 1 of each year, starting on September 1, 2018 and continuing through September 1, 2027 by an amount equal to the lesser of (i) 600,000 ordinary shares, (ii) 1.5% of the number of ordinary shares issued and outstanding on the immediately preceding fiscal year end date, or (iii) an amount determined by the Registrant’s board of directors.
(5)	Represents ordinary shares previously covered by awards under the 2017 Plan that subsequently became available for new awards pursuant to Section 4(a) of the 2017 Plan.